Dear ESOP Participant:

     I am pleased to enclose your proxy materials, an ESOP Disclosure Supplement and Confidential Voting Instruction Form for the Special Meeting of Stockholders of Weirton Steel Corporation, to be held at the Jefferson County Civic Arena on May 26, 1994, at 7:00 p.m. I urge you to return the enclosed Confidential Voting Instruction Form indicating your support for the Proposals to amend our Restated Certificate of Incorporation and By-laws, and the amendments to our 1984 and 1989 Employee Stock Ownership Plans.

     It is extremely important that these Proposals be approved. Your Board of Directors has recognized the importance of this issue and has unanimously approved the Proposals and recommended their adoption by the stockholders and ESOP Participants. I am writing this letter to add my personal request for your support.

     As you will read in greater detail in the enclosed materials, the Proposals will increase the authorized number of shares of Weirton Steel common stock, thus allowing the Company to issue new equity; will make a number of changes with respect to the Board of Directors, including qualification requirements for Board members; and will create one new Board seat, to be held by an "ESOP Director." The ESOP Director will be selected by a Nominating Committee composed of participants from the ESOPs and provides additional representation for participants' interest on the Company's Board.

     The purpose of issuing new equity is to reduce debt and strengthen the Company pension fund, thus improving our earnings prospects and overall financial position. New equity will give Weirton Steel the greater resources it must have to compete successfully in the capital intensive steel industry. An improved financial position will facilitate future capital improvements, lower borrowing costs, and provide better access to the capital markets. In short, the Proposals give the Company the tools and opportunity to build stockholder value.

     Also, amendments to the ESOP Plans are necessary to provide a mechanism to nominate the ESOP Director contemplated by the changes to the Company's Certificate of Incorporation, to establish a procedure to contribute shares of Series A Preferred Stock back to the 1989 ESOP, and to facilitate public offerings of Weirton Steel stock.

     Your Board and I believe that approval of the Proposals is critical for Weirton to be successful going forward and is in the best interest of ESOP participants. Your vote is particularly important since the Proposals require the approval of 80% of all of the shares eligible to vote.

     Once again, your Board and I urge you to vote FOR the proposals by returning the enclosed Confidential Voting Instruction Form indicating your approval.

     We appreciate your support.

                                   Sincerely,

                                   /s/ Herbert Elish
                                   Herbert Elish












Dear Stockholder:

     I am pleased to enclose your proxy materials for the Special Meeting of Stockholders of Weirton Steel Corporation, to be held at the Jefferson County Civic Arena on May 26, 1994, at 7:00 p.m. If you cannot attend the meeting in person, I urge you to return the enclosed proxy card indicating your support for the Proposal to amend our Restated Certificate of Incorporation and By-laws.

     It is extremely important that this Proposal be approved.
Your Board of Directors has recognized the importance of this issue and has unanimously approved the Proposal and recommended its
adoption by the stockholders.   I am writing this letter to add my
personal request for your support.

     As you will read in greater detail in the proxy statement, the Proposal will increase the authorized number of shares of Weirton common stock, thus allowing the Company to issue new equity; will make a number of changes to the structure and operation of our Board of Directors, including qualification requirements for Board members; and will create one new Board seat, to be held by an "ESOP Director."

     The purpose of issuing new equity is to reduce debt and strengthen the Company pension fund, thus improving our earnings prospects and overall financial position. New equity will give Weirton Steel the greater resources it must have to compete successfully in the capital intensive steel industry. An improved financial position will facilitate future capital improvements, lower borrowing costs, and provide better access to the capital markets. In short, the Proposal gives the Company the tools and opportunity to build real stockholder value.

     Your Board and I believe that approval of the Proposal is critical for Weirton to be successful going forward. Your vote is particularly important since the Proposal requires the approval of 80% of all of the shares eligible to vote.

     Once again, we urge you to vote FOR the Proposal by returning the enclosed proxy card indicating your approval.

     We appreciate your support.

                                   Sincerely,

                                   /s/ Herbert Elish
                                   Herbert Elish